UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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National Technical Systems, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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September 9, 2011

Dear Fellow National Technical Systems, Inc. Stockholders:

THE DEADLINE FOR RECEIVING YOUR VOTE IS FAST APPROACHING!
VOTE THE WHITE PROXY CARD TODAY

The 2011 Annual Meeting of Shareholders of National Technical Systems, Inc. is quickly approaching, and it is critical that your shares are represented. You have an important opportunity to protect and grow your investment by electing John Gibbons, Robert Lin and Norman Wolfe on the enclosed WHITE proxy card in the postage paid envelope provided.

You may also receive information in the mail from a group of renegade shareholders led by ex-chairman Jack Lin (the “Jack Lin Group”).  We urge all stockholders to disregard any materials you may receive from the Jack Lin Group.  Do not be misled!  This group is acting solely out of its own self interests and not yours.  The Jack Lin Group is pushing for a sale of NTS in the midst of the worst economy in a generation.  It is simply irrational and defies all logic to seek a sale of the Company at this time.

  YOUR BOARD IS NOT OPPOSED TO A SALE OF THE COMPANY AT THE RIGHT TIME -
WE ARE WORKING TIRELESSLY TO SEIZE IMMEDIATE OPPORTUNITIES THAT WILL
MAXIMIZE VALUE FOR ALL SHAREHOLDERS

By now you have had an opportunity to read the Company’s Proxy Statement and Letter to Shareholders dated August 22, 2011, setting forth the reasons why the Board and management of NTS seek your support in this election. Below is a summary of some of the main points for you to consider:

•
The NTS Board is comprised predominantly of independent directors committed to fulfilling their fiduciary duties to serve the best interests of all shareholders.   Contrast this with the individuals of the Jack Lin Group who have demonstrated time and time again that they are out to protect only their own personal interests and could not care less about what is best for all shareholders.

•
The Board is not opposed to a sale of NTS, but wants to do it at a time best calculated to maximize the value of the Company and your investment. We strongly believe that the value of every shareholder’s investment in NTS will be significantly enhanced if we continue executing on opportunities before us prior to seeking a liquidity event. An important part of our strategy involves consolidating the industry through acquisitions and increasing profit margins by integrating these companies into NTS’ systems and infrastructure.  In just the last 90 days, NTS has completed two important acquisitions, that when fully integrated, should add significant shareholder value and better position the Company for a value-maximizing transaction.

•
Neither the overall economy, nor the current conditions of the defense industry (due primarily to federal budget uncertainty) are conducive to maximizing shareholder value in a sale of NTS at this time. Additionally, since NTS is the leader in the industry and remains the strongest financially, the Board feels the Company will have many opportunities to acquire competitors at attractive prices in the immediate future that would allow us to improve our competitive position and make the Company more valuable. Hiring an investment banker and attempting to sell NTS at this time would impede these strategic plans and could significantly reduce the potential value of your investment.

Accordingly, the Board of Directors Recommends:

1.	A VOTE FOR the three Board nominees: John Gibbons, Robert Lin and Norman Wolfe.

2.	A VOTE FOR Proposal #2: Appointment of Ernst & Young as auditors.

3.	A VOTE AGAINST Proposal #3: Hiring an investment banker to seek a sale of the company.

4.	A VOTE AGAINST Proposal #4: Amending the bylaws to fix the number of directors at nine and eliminate flexibility.

5.	A VOTE AGAINST Proposal #5: To require a shareholder vote to amend the bylaw provisions establishing board size.

Very truly yours,

The Board of Directors and Senior Management of NTS

To elect the National Technical Systems’ nominees, we urge all stockholders to sign and return the WHITE Proxy now whether or not you have already returned a yellow proxy sent to you by the Jack Lin Group. The Board of Directors and management of NTS urges all stockholders NOT to sign or return any yellow proxy sent to you by the Jack Lin Group.

If you own your shares through a bank or a broker, you may vote by telephone or Internet. If you have any questions or need assistance in voting the WHITE Proxy, please contact our proxy solicitor, Okapi Partners, at the toll-free number or email address listed below.

Call Toll-Free: 1-877-279-2311 or email: info@okapipartners.com

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